UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2015

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on February 11, 2015, the Board of Directors (the “Board”) of Career Education Corporation (the “Company”) appointed Ronald D. McCray as Interim President and Chief Executive Officer of the Company, in addition to his role as Chairman of the Board.

On February 21, 2015, the Compensation Committee of the Board (the “Committee”) and the Board established the following compensatory arrangements for Mr. McCray in connection with his employment as the Company’s Interim President and Chief Executive Officer:

•	Base annual salary of $1.5 million, effective February 12, 2015

•	Mr. McCray will not participate in any annual incentive award program for 2015

•	Due to the interim nature of Mr. McCray’s appointment, the Company will, for up to the first 12 months of employment, reimburse him for the following costs associated with temporary living near the Company’s corporate offices in Schaumburg, IL: monthly rent and utilities for a furnished apartment, a rental car, health club dues and travel expenses (including one roundtrip coach airfare) to one of his regular residences each month

•	An award of restricted stock units (“RSUs”) with a target value at grant of $1.5 million to be made by the Committee on or about March 6, 2015 when annual long term incentive awards are made to the Company’s other employees, with the vesting and performance criteria terms of the RSUs to be determined by the Committee prior to the grant date taking into consideration the interim nature of the role

•	Mr. McCray will not receive any additional compensation in his capacity as a member and Chairman of the Board during his employment with the Company

•	Mr. McCray will not be eligible to participate in the Company’s executive severance plan

In addition, Mr. McCray is eligible to participate in the benefit programs available to the Company’s employees subject to the eligibility requirement of each plan.

Item 8.01. Other Events.

As previously reported, on February 11, 2015, the Company appointed Thomas B. Lally, a member of the Board, to serve as Lead Director of the Board, effective immediately. Mr. Lally will receive an additional annual cash retainer of $20,000 in connection with his service as Lead Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

/s/ Jeffrey D. Ayers
Jeffrey D. Ayers

Senior Vice President, General Counsel and Corporate Secretary

Dated: February 26, 2015